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                                                                     Exhibit 5.1

           [LETTERHEAD OF FREEHILL HOLLINGDALE & PAGE APPEARS HERE]

10 October 1997                                 Our ref    Rick Narev
                                                Phone      02 9225 5604
                                                File no    1811824

                                                Doc no     SYDCA\97276005.A

Barbeques Galore Limited
327 Chisholm Road
AUBURN NSW 2144
AUSTRALIA


Ladies and Gentlemen

Registration Statement on Form F-1

We have examined the Registration Statement on Form F-1 to be filed by you with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of ADSs representing up to 2,350,000 Ordinary Shares, par value A$3.64 per share (the "Shares"), of Barbeques Galore Limited, a corporation registered under the national Corporations Law of Australia (the "Company").

We have examined a copy of the Memorandum and Articles of Association of the Company, as amended to date, certified as true copies by the company secretary of the Company and copies of resolutions adopted by the Board of Directors of the Company certified as true copies by the company secretary of the Company. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as copies of originals, the conformity to the originals of all documents presented to us as copies, the authenticity of the originals of such latter documents and that there have been no other actions of the Company, its directors, shareholders or creditors or of any other person or body or authority, governmental or non-governmental which alters, supersedes or overrides the effect on their face of the Memorandum and Articles of Association or of the resolutions.

Based upon the foregoing, we are of the opinion that, as a matter of Australian law, when (1) the Registration Statement becomes effective under the Act; (2) the shareholders of the Company approve the consolidation of capital (reverse share split) contemplated by the Registration Statement; (3) the holders of the convertible notes issued by the Company convert those notes as contemplated by the Registration Statement; and (4) the Shares to be sold by the Company are sold by the Company as
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provided in the Registration Statement, the Shares will be validly issued and fully paid.

This opinion is confined to matters of Australian law only. In particular, we are not qualified to, nor do we express any opinion on the effectiveness of any action under, nor as to any question of compliance with, any United States Federal or state law or requirement of any regulatory body.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement and any amendment thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commissioner thereunder.

Yours faithfully
FREEHILL HOLLINGDALE & PAGE

/s/ Rick Narev

Rich Narev
Partner